Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

Dover Saddlery Announces Preliminary Revenues for Fourth Quarter 2010

LITTLETON, MA – January 20, 2011 – Dover Saddlery, Inc. (NASDAQ: DOVR), the leading multichannel retailer of equestrian products, announced today that preliminary unaudited total revenues for the fourth quarter ended December 31, 2010 increased by 6.1% over the prior year period, totaling $23.5 million.

“We are very pleased with the results from the fourth quarter of 2010,” said Stephen L. Day, president and CEO of Dover Saddlery. “Sales were very strong in both direct and retail channels, reflecting increased confidence amongst our customers and the strength of the Dover Saddlery brand in the equestrian market place. We will be reporting fourth quarter and full year 2010 results on March 31, 2011.”

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — ) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, operating results for the fourth quarter 2010, any implications or inferences regarding the audited numbers for quarterly and annual revenues, operating results and profitability, the business outlook for fiscal 2011. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its subsequent quarterly reports on Form 10-Q.Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.